Exhibit 99.2

Transcript of October 13, 2004 Conference Call

Operator: Welcome to the Jones Apparel Group Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have questions, you will need to press the "*" followed by the "1" on your phone. If you should need any assistance during today's conference, you can signal an operator by pressing "*" then "0" on your touchtone phone. As a reminder, this conference is being recorded today, the 13th of October 2004.

I will now turn the conference over to Anita Britt, Executive Vice President Finance.

Anita Britt, Executive Vice President Finance
Good morning. On this conference call we will be making forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, about our business. These statements are based on current expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed discussion of these factors and uncertainties, I direct your attention to our Annual Report on Form 10-K for fiscal year ended December 31, 2003, and to our other filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

We will provide some further details to you today addressing our press release, which we issued earlier this morning. A full rundown of our third quarter results will be conducted on our October 27th call via our regular earnings conference call. I'll now turn the call over to Peter Boneparth, Chief Executive Officer.

Peter Boneparth, President and Chief Executive Officer
Good morning everybody. As Anita said, while we'll be talking to in 2 weeks in our regularly scheduled conference call we thought it was important, as we always do, when we have information that we feel that you have the right to know, we try to get it out to you as soon as possible and that's literally what has happened this morning.

Our thought process in this conference call is clearly obviously to talk about third and fourth quarter guidance and I think we also felt since we had the opportunity and the visibility as this point, we clearly wanted to give you our thoughts on 2005 as we see them at this point. What I am going to do is give you some flavor of the reasons for the revised guidance from a qualitative standpoint and Wes is obviously going to run you through the numbers in a little bit more detail and of course as usual, we will take some questions.

You know, the interesting thing right now is that I think if you had looked back 3 months ago we had continuously been accused of being too conservative in our retail comp assumption and in fact we weren't quite conservative enough. This really is a story in big picture that both the third quarter and certainly fourth quarter guidance is a story about a) our retail business which I think in many ways mirrors what is going on or had occurred in the third quarter, and to a lesser extent, but not unimportant, our related wholesale footwear business because obviously our retail business is so footwear dominant. We had seen a very precipitous slowdown in our footwear businesses at both the wholesale and retail level, and certainly in the retail level is reflected in our comps. I would also point that no way are we unique to the industry in this regard. Clearly, as you look around at other companies and you do your due diligence you will see and we'll talk about some of the reasons why the footwear business has in fact slowed down.

So when you think about it, originally our expectation for comp store sales for our retail was 1% to 3% up for the back half, 3% to 4% range for Q3 and flat to up 1 for Q4 was our "conservative case" and in fact our comps were substantially lower than that in the third quarter. Some of the reasons to point to, clearly the overall environment has gotten more difficult. I think all of you have sensed that and you've seen that in retail comp numbers. Clearly, in September the exogenous events of weather, we had massive store closings in the Southeastern United States for a couple of periods of time, certainly over significant weekends. We believe that the hurricane alone impacted our retail comps by about 1 point on the downside. Interesting enough, when you look at our comps, our overall comps were down 1.9 for the quarter. When you look at the trend we were low single-digit positive for July and August and then in September we were high single-digit negative. So, clearly in September, the combination of weather and in particularly in our area in the footwear business, the lack of early fall boot selling obviously all contributed very much to the precipitous decline in comps. It's not to say that this is necessarily a boot story, but clearly when you look back year-over-year, at least in September we had a very sustainable period of cool weather throughout the United States, we got very early boot selling and that obviously put us up against some tough numbers in that classification at least in the month of September.

When you look forward and you talk about what's going on today, because obviously that's really of the greatest concern of what we can impact, the reality is the first 2 weeks in October are clearly trending better, but they continue to trend down low single-digits, so obviously an improvement from September. But clearly from a guidance standpoint, while we are optimistic as we move into the holiday season that we can recapture some of this, we think from an earnings forecast perspective it's very important that we be very, very conservative going forward. You will also see, as is reflected in our fourth quarter guidance, as is also our mantra, our numbers are driven by the assumptions that we give you and therefore the other assumption underlying is that we are very strict on our inventory management, so we are positioning ourselves to obviously be as clean in inventory as we always are and we think that's clearly going to be the case. We've taken prophylactic steps now and will throughout the fourth quarter to make sure that we obviously stay on inventory plan.

Talking about the wholesale businesses in general. Again, we are going to go over this much more detail in a couple of weeks. I guess the color, if I had to give some right now, would be as follows: Clearly, the business got tougher for our partners as compared to the first half, when you think going back again to our own first half when we were up 13 in Q1 and up almost 4 in Q2, those were obviously very heady numbers. I think what we are seeing in the wholesale department store channel is kind of what I've alluded to over the last 3, 4 weeks, which is a slowdown clearly, not drastic slowdown, but clearly something that has made it very clear that the inventory planning of the stores, their thinking as we came out of spring was absolutely correct. We continue to see fashion selling. We continue to see our brands outperforming, we believe, those of the competition, but the velocity at store level is not what it was certainly in the first half.

I think the distinction between better and moderate, which, again, we'll talk about in great detail. As you've heard me allude to over the last several weeks, our moderate apparel business actually has been ahead of our expectation. The model clearly of differentiating between retailers by label and is clearly reducing promotions and promoting more full-priced business. On the better floor, again, it continues to be a game where fashion is absolutely selling, regular priced selling continues to sell better than it did a year ago. It's just not selling enough compared to certainly our expectations and I think the plans of the store.

I want to highlight in our wholesale business, the whole junior business, which when you looked at back-to-school got off to really actually quite a good start. But really, I think and, again, you who are out there know fizzled out and what really happens to us is, this is interesting, in l.e.i where you know we had execution challenges, this year we executed very well and the consumer wasn't there. So, we've had 2 years, one where we didn't execute well and the consumer was there and this year actually we've executed I would say substantially better, in many cases flawlessly with customers and of course the response was not there.

What that really impacts is obviously the level of reorder business, the confidence the retailers will have in the tail of that business going into the fourth quarter and, as Wes will talk to, that has colored our thinking about fourth quarter guidance as well.

Finally, and before I turn it over to Wes, in our wholesale footwear, and accessories business, again, similar to what we saw at retail. Specifically, certainly a pronounced slowdown in the footwear business and by the way there are categories of things that clearly are selling. Dress issues are selling certainly. There are categories of casual that are working. But again until boots start to turn on with the change in weather, the retail partners that we have suffer many of the same issues that we have which is that it is such a broad part of their fall business it's very hard to overcome the lack of selling in that particular classification. Again weather changes, we can almost predict as weather changes as good selling improved. We have clearly started to see that in the beginning of October. So, we remained again cautious but optimistic about clearly there will be boot season coming forward.

I would say that in Accessory business, which has clearly been everybody's favorite business, handbag business and the jewelry business has been exceptional throughout the year. It remains, I would say the strongest category in the stores but again I would say the velocity is certainly down a tick from where it was in spring. And I think that as we go into fall obviously, that's a big gift giving part of the business and I think fourth quarter we expect very good things but clearly in the third quarter. At any end of the business you have the promotional end through all the way to the high end clearly things have slowed down a bit. So, I would categorize the third quarter really as an area where we had clearly a distinct issue in our retail business in terms of comps. And I would say throughout the rest of our businesses everything and certainly the junior issue, which I highlighted. But in general, business was just a little robust than we all thought it could be even against diminished expectations going into the back half of the year. With that backdrop, I think, I am going to turn it over to Wes and certainly I will come back again afterwards.

Wesley Card, Chief Operating and Financial Officer
Thanks Peter. Good morning everybody. As noted earlier this morning in our press release, we indicated we would fall short of our third quarter forecast and as well we indicated revised guidance for the fourth quarter and our first guidance that we've issued for the full year 2005. Before I get into some details as far as those three items, please note we are still putting together the full financials. So our discussion today will be limited to general observations to the results and projections and as noted previously, we will be providing full details on segments etc. in two week during our normal quarterly conference call and once we complete our normal audit and quarterly review process, which we undertake this week and next week. First let me cover the projected third quarter results. We believe revenues will approximate $1.295 billion. This is about $5 million to $15 million short of our original guidance. And obviously while not significant at the mid point it's less than a 1% variance from our forecast. Retail was short about $9 million against our guidance due primarily to the comp store decline that Peter addressed are down 1.9% as compared to an expectations of a positive increase of approximately 3% to 4%. Our wholesale divisions in the aggregate just achieved the sales forecast that we had laid out within the bottom of our range. And again, we will have a lot more detail on that by segment in 2 weeks. Our operating margin should fall in a range of 12.5% to 12.8%, which compares to our original range forecasted at 13.5% to 13.9%. Earnings per share should fall in a range of $0.75 to $0.77, which compares to our previous forecast of $0.80 to $0.84.

Now, regarding the earnings per share shortfall forecast of $0.03 to $0.05, looking at the bottom of our forecasted range of $0.80 the first item, the decline in retail comps and related gross profit shortfall in our own retail stores was about $0.03 of the overall shortfall to the forecast. As Peter noted, during the quarter the comps decelerated sharply. July was up, and I'll give you actual numbers, which we don't normally do by month but just to give you a sense about what we saw. July was up 1.9%, August was up 1.4% and September, we decelerated to a 6.9% drop. Again consistent with the general weather related issues and general retail sales and the climate in September, the total for the quarter coming out 1.9%. As these comps decelerated, to be sure we were on top of the inventory situation, promotions were increased and the retail group really worked hard to generate sales to keep inventories in line although that further impacted the gross margin. So, we believe that in the aggregate against the lower end of our range these shortfalls accounted for about $0.03 of the shortfall to forecast. And then second, in general, our wholesale divisions come in at the low-end or just short of our forecast, and also as Peter noted, reflective of the soft retail environment particularly in the September period. It appears that in the aggregate, the wholesale divisions could be basically even with projection or up to $0.02 of the overall shortfall should we be at the bottom end of that range, where at the top end they'll have just made the bottom of our plan for the quarter.

Now turning to the, and again in terms sales, margins, expense levels and all that, we'll cover that fully when we get everything closed and have our actual call in 2 weeks. Turning to the forth quarter, there's really 3 primary elements to the guidance revision down to an EPS range of $0.40 to $0.45 from our original forecast of $0.56 to $0.59. First, the original comp retail assumption for our own stores was flat to up 1%. We've revised that down to 3% decline in comps, which is consistent with the current running rate we have experienced in the early parts of the quarter, and we estimate this at about $0.03 to $0.04 drop in our forecast. While this may appear to be conservative, we believe current trends dictate such a posture at this point. The revision will lower our sales forecast by approximately $7 million.

Next, as noted in Peter's comments, the back-to-school junior denim business was lackluster, particularly towards the end of the quarter. And while we shipped our product on time, replenishment and reorders were weak. Most of the third quarter product was shipped in on schedule which happens earlier in the quarter, however, orders for fourth quarter were relatively soft as we booked those in the August and September markets and at that point back-to-school results were creating caution on the part of our retail customers and it was reflected in our orders book. This accounts for about $0.04 of the downward revision and will lower our aggregate sales forecast by about $20 million for the fourth quarter.

And finally, given the climate in the footwear business as Peter alluded to and also in the better apparel segment, we are forecasting further markdown exposure or promotions across our wholesale business and allowing for $13 million of additional markdown and/or promotional allowances in Q4. About 50% of this relates to the footwear division and 50% to better apparel. Should we need these additional allowances, it would equate to about $0.07 in our earnings per share forecast and lower our net sales projection by $13 million.

So in total, we are reducing the Q4 guidance by $0.14 to $0.16 from the $0.56 to $0.59 original forecast down to a range of $0.40 to $0.45. The revisions noted above, plus some other minor plusses and minuses, will reduce our original sales forecast of $1.065 billion up to $1.075 billion, down to a range of $1.035 billion to $1.045 billion and this compares to a total of revenue figure of $980 million registered in the fourth quarter of 2003.

The resulting operating margin for fourth quarter, which had been forecast in a range of 11.7% to 12.1%, is now projected in a range of 8.5% to 9.5%. This would bring our full year revenue forecast to just about $4.6 billion, with operating margins in a range of 11.9% to 12.2% and a resulting earnings per share range of $2.49 to $2.56. Again, we'll have more detail and some of the impact on individual segments in our call in 2 weeks.

Now turning to 2005, we would like to just give you our concept of our general model for 2005, based on the current environment and our viewpoint today. We anticipate the sales line to be approximately $4.9 billion and that compares to the revised forecast, which I just indicated of $4.6 billion for 2004, an increase of approximately 7%. Within that number, if you exclude the change in the Maxwell sales numbers for a partial year to full year, our core growth rate approximates 4.5%, and we have assumed within that a retail comp assumption of a positive 1% to 2% for the full year 2005.

We would expect our operating margin to fall in a range of 13% to 13.3%, and just generally for your modeling purposes as you get started with these numbers, we would expect interest expense in a range of $33 million to $35 million, an effective tax rate ranging between 37.5% and 38% and the share count of a 125 million. That is reflective of share repurchases for year-to-date 2004 only. It doesn't reflect any further repurchases in the fourth quarter.

The resulting earnings per share on that basis is a range $3 to $3.10. This increase approximates 20%, if you take the midpoint of both of the years' guidance. And on the surface, while it may appear aggressive, I want to just remind you the following 2 items, we had a $0.04 write-off in the first quarter for the original issue discount on the convertible notes which we called and we had purchase accounting adjustments for both Kasper and Maxwell throughout the year that totaled $0.16. So you can add $0.20 to the base of this year's projection of $2.49 to $2.56 and get to a revised base for '04 of $2.69 to $2.76. At the midpoint our '05 projection is an implied growth on that base of about 12% and that obviously exceeds the growth rate in sales of 7% and is consistent with our stated growth strategy of core single-digit growth on the top line and hopefully falling down to a higher rate of growth on the earnings per share line and we believe it's a realistic forecast at this point reflective of the current environment. With that, Peter...

Peter Boneparth, President and Chief Executive Officer
Yeah, I think before we open up for questions, just to follow-up on Wes' comments for 2005, you know, we really do feel very good about this forecast at this point. It's very consistent. Our strategy has not changed one iota. You are clearly seeing obviously on the margins we talked about the misses, but the reality is that the underlying strength of this company and the model still works very effectively. It will, as we've always said, in healthier environments we will clearly outperform because of the leverage inherent in a lot of these businesses. We are trying to, we are giving you a 2005 number that is achievable, reflective of not only the current environment but we've obviously also started to see some very good visibility on the first half of next year. So, clearly again given our position with our strong balance sheet, our inventory is, we are going to continue to generate very high levels of free cash flow and as you know we have used that strategically in a number of ways over the year and the years passed.

So, I think with that operator, I would like to take a few questions. I really would like everybody to bear in mind that we literally will be talking to you in 2 weeks. So we are not going to get into segment detailed reporting. And with that in mind, let's try to keep the questions framed around what we just talked about. Operator?

QUESTION AND ANSWER SECTION

Operator: Our first question comes from Bob Drbul of Lehman Brothers.

Q - Robert Drbul: Good morning.

A - Peter Boneparth: Hey Bob.

Q - Robert Drbul: I guess the question that I have with all the detail that you have given is essentially when you look at the inventory plans from department stores in the fourth quarter now, do you think that the adjustments have been made from their standpoint? You know not necessarily only with your brands, but I would say across the board. And how comfortable are you with where inventory levels are at this point and are going?

A - Peter Boneparth: You know what, here is the thing, Bob, I think that they are trying really hard to be smart and not make the mistakes of years passed, which is cutting off receipts going into the fourth quarter, which is obviously when most of the people are in the store. I think that overall, the inventory levels are a tick higher maybe then they would like, but not dramatically different. We have not seen, I don't think, we haven't seen large levels of requested cancellation. What we are clearly seeing is though the need to obviously work with them to continue to move inventory so that we avoid what everybody wants to avoid, which is if the trend continued negatively they'd back up and shut off receipts in the fourth quarter. So, I kind of feel like they are okay. I can't really speak to the competition, but our cautiousness is not predicated on large levels of perceived cancellations.

Q - Robert Drbul: Great, thanks.

Operator: Our next question come from Liz Dunn of Prudential.

Q - Liz Dunn: Good morning, thank you. You mentioned the slowdown in September that had to do with weather, and clearly we are all aware of what went on in Florida. But could you discuss weakness in the middle of the country? That's something that came out of a number of calls, number of the retail sales calls last week, and just what do you think is driving that? Do you think it's hot weather in the Midwest, or do you think there is something going on with the consumer there relative to gas prices or something else?

A - Peter Boneparth: No, I actually think it's, you know, I hate this, because it's such a horrible excuse. I think it's very much weather related and when you speak to the President of Carson's, which I do quite often, he has obviously his weather book. It's been just like a 20-degree flip over a comparable book period last year. Cold weather items, which obviously the Midwest benefits greatly from, just did not happen in September. Our exposure to that obviously is very much in the footwear business. So, Liz, I don't think that consumer is necessarily any more cautious. I guess my own gut is that the gas pricing is not on the margin of what drove the problems in September. It was much more of a weather related issue. And I think obviously we are only going to know going into October and November whether that's true. What we see is when weather gets cool in an area, business improves demonstrably, for them and then certainly for us.

Q - Liz Dunn: Okay, thank you. Thanks for talking to us sooner rather than later.

A - Peter Boneparth: Sure.

Operator: The next question comes from David Griffith of Tradition. [Tradition Asiel Securities]

Q - David Griffith: Yeah, good morning. As it relates to your retail stores was the issue as much foot traffic as average unit retail? I know, you know, previously that average unit retail had been up quite a bit?

A - Peter Boneparth: Yeah, I think what happens in our retail stores is that, foot traffic certainly was a little bit slower, but the average unit retails greatly impacted by this boot category phenomenon, because boots obviously have a higher retail ticket. So when you are building your fall plans in a footwear store, in a footwear department in a department store, obviously that classification is very large and it will drive your AUR. What Wes alluded to is, given that boot business did not come early for us, we've taken, Rhonda and her team have taken the right steps to get more promotional to keep inventories in line. So obviously that is also going to knock your AUR down. My sense anecdotally, and from the information we know, is our foot traffic is not down substantially over what we thought it would be. It's definitely though that she is not buying, she is in there, but she is just not even looking at boots, or has not been looking at boots, I should say, certainly during the third quarter.

Q - David Griffith: Great, thanks.

Operator: The next question comes from David Campbell of Thompson Davis.

Q - David Campbell: Thank you, good morning. I was wondering if you might comment on how you think retail inventories are, and what level of markdown activity you expect in the fourth quarter?

A - Peter Boneparth: David, you know, again, that's inherent in our guidance, we've have taken as Wes alluded to, we, part of our conservative posture for the fourth quarter, and he specifically delineated that, is what we, boots could be additional markdown exposure with our retail partners. I can't comment, I did say earlier with Bob, I told them I thought retail inventories were not dramatically worse. I think they're probably are a tick higher than we would all like them to be, but it's hard for me to give you any more better information than that. And certainly, couldn't comment on our competition at this point

Q - David Campbell: Thanks very much.

Operator: The next question is from Dennis Rosenberg of CSFB.

Q - Edward Kelly: Yeah, good morning. This is Ed Kelly. How confident are you in your '05 comp forecast of about 1% or 2%? And does your overall '05 forecast assume that the retail environment will stay as it is now or improve?

A - Peter Boneparth: I think, the answer is I think we are confident because obviously we wouldn't be out here with it if we weren't. We also are not genies, so we believe I guess that what really happened is we talked a lot about if the environment stayed the same. You know there are a couple of cases if it stays the same, if it dramatically improves, which clearly we would not forecast, and if it kind of gets a little bit better. I think built into our comp forecast for next year is the assumption that retail comps will be very much kind of a blend of what we saw in the first half and the second half of this year. They are not going to obviously, we are not going to see the velocity in the first half when we were up 13 and up 4, but we clearly believe that obviously against the back half of this year there should be some opportunity as well. So I would say, overall, clearly, inherent in our guidance is a confidence level that we can deliver.

Q - Edward Kelly: Okay, thanks.

Operator: The next question is from Margaret Mager of Goldman Sachs.

Q - Margaret Mager: Hi Peter, it's Margaret Mager. I just saw your press release like two minutes ago, so apologies if you addressed this in your prepared remarks. But what is the view of your inventory as you look towards to the end of 3Q going into 4Q? And when I look at this earnings reduction, I am a little struck by you know the fact that it is a pretty large reduction in the fourth quarter. Is that anticipated markdowns to clear product that didn't sell in 3Q?

A - Peter Boneparth: Yeah, I will let Wes address that. I will tell you from an inventory position, much of our thinking and how our financials flow is from the proposition that our inventories will remain in line. So it all obviously ties together. We feel very comfortable about our inventories the end Q3. And then when you tie in our anticipated inventory levels at yearend, which is not going to change from where we gave you recently guidance, that's where obviously, yes, some additional markdown exposure is predicated on. We always operate under the philosophy here, Margaret, and I always say that we don't sell wine and that we have to move the inventory and we are making the appropriate measures to make sure that we are on inventory plan at the end of the year and I have no - in my mind have absolutely no issue that that will be the case, but you know what I ...

A - Wesley Card: Yeah, just in terms of the inventory, Margaret, one of the things that we did say earlier in the call is we will be obviously giving a full rundown at the end of this when we do our normal quarterly conference call, so we'll go into the details of all the inventories. I will just quickly reiterate the three points that we indicated on the fourth quarter because others may have just joined the call as well. We had indicated that earlier in the call that $0.03 to $0.04 comes from taking our retail owned store comp assumption down to a negative 3% from a flat to up 1% in the fourth quarter, so that's about $0.03 to $0.04. Orders for fourth quarter in our l.e.i division, which book in the August and September markets, reflective of the lackluster back-to-school season in that part of the business, we shipped on time this year in l.e.i. However, as the quarter progressed, the numbers got weaker. We took our sales forecast down in that brand by $20 million and that's about $0.04 of the revision. And the remainder of $0.07 relates to a planned or a forecast additional markdown and promotional allowance, about 50% of that earmarked for footwear and accessories, and 50% towards better apparel. That's based on, you know, our look at the current environment and obviously could change. Whether we use it or not will be reflective of how retail sales progress during the fourth quarter. So, I think we laid all of that out pretty carefully and hopefully the call will be replayed so that people can listen back again to it.

Q - Margaret Mager: Okay. And on the inventory plan at yearend is to be in mind with the projected or expected sales growth in '05, correct?

A - Wesley Card: Yeah, correct. Actually, I think we will hopefully remain right on our target for yearend and will reiterate those numbers in a couple of weeks when we do our full rundown.

Q - Margaret Mager: Okay, thanks. Thank you.

Operator: The next question is from Todd Slater of Lazard Freres.

Q - Todd Slater: Thanks very much. Just want to get into a little more detail about what you were saying about your customers telegraphing to you about the spring orders. It sounded like you said you didn't think they were cutting, or I am not sure, so I just want to get some clarification to what degree they might be indicating the looking to get out of spring commitments, or where do you have the biggest spring order exposures?

A - Peter Boneparth: No, I think Todd, sorry if I wasn't clear, I was saying we feel comfortable giving the 2005 guidance because we have enough visibility clearly on through spring. There has been no change from what were our anticipated spring plans internally, obviously this is the first time you are hearing it. We've seen no pulling back at all in that regard at this point. So, that was not something I addressed. I was just trying to clarify that we are at the point in time with October, November, where obviously we have a much better handle on certainly the first half of next year than we would have had a couple of months ago, coming off August and September markets. I think our markets were spectacular. I think the reception to our product going into spring was also spectacular, so that was not a subject of an issue.

Operator: The next question comes from Michael Ellman of GMO.

Q - Michael Ellman: Good morning. In the third quarter, according to your press release, you repurchased in excess of 2 million shares of stock for $79 million, or at an average price of almost $37 a share. Could you just sort of speak to your appetite for share repurchases going forward? And could you comment specifically as to whether or not you are prohibited from repurchasing between now and the release of the third quarter results in detail at the end of the month?

A - Wesley Card: Well, as we all also noted in our release, we have $73 million available under the program, which is a number that we speak to the Board about frequently, so we have plenty of capacity. We felt earlier in the quarter where our leverage statistics were and our cash flows were generated that we thought there we saw weakness in the stock at those levels down around 36, so we repurchased relatively consistent with what we have acquired in the past. But we certainly will, you know, be watching the stock over the next quarter and if we think there is an appropriate time for us to buy, we will. We are not prohibited from buying stock, and we would have been, but that would if we wanted to get this. Now that this information is out, we feel that we would be allowed to buy back stock if that's where we decide, if that's what we decide to do over the next couple of weeks.

A - Peter Boneparth: Operator, I think we are going to take one more question.

Operator: All right. We actually have another question from Todd Slater of Lazard Freres.

A - Peter Boneparth: Thanks. You can be the last.

Q - Todd Slater: Hi Thanks. Just a follow-up, so is your sense that and in your cuts are mostly down due to just taking down, you know, using markdowns or reducing the markdown or reducing inventories through markdowns and not through any reductions in orders? So stores are going to take in all goods and if we see a slowing we are just going to increase our markdown commitment to the stores?

A - Peter Boneparth: I think [audio gap] better businesses, I think that you're right. We will continue to move inventory through that channel and therefore there's some increased markdown exposure. The one callout was lack of reorder business in the fourth quarter in l.e.i., which - and when we say l.e.i. by the way it is not just l.e.i. the brand, it's the junior denim business of which there are private label components of that as well. I want to make sure we're clear, it wasn't that the l.e.i. brand was disproportionately worse than frankly the market. The back-to-school market was difficult. There Todd, as Wes alluded to, there was a reduction in sales of $20 million. So that product will never get made.

Peter Boneparth, President and Chief Executive Officer
Okay, again, just in closing, we appreciate the opportunity to speak to you guys. We will be back to you in 2 weeks and have a great day.